Exhibit 10.1

AMENDED AND RESTATED EXCLUSIVE SUPPLY AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE SUPPLY AGREEMENT (this “Agreement”), dated as of April 25, 2024 (the “Effective Date”), is entered into by and between CLENE NANOMEDICINE, INC., a Delaware corporation having its principal place of business at 3615 Millrock Dr., Salt Lake City, Utah 84121 (“Seller”), and 4LIFE RESEARCH, LLC, a Utah limited liability company having its principal place of business at 9850 S. 300 W., Sandy, UT 84070 (“Buyer”, and together with Seller, the “Parties”, and each, a “Party”).

WHEREAS, Seller and Buyer entered in an Exclusive Supply Agreement effective as of August 31, 2018 (the “Supply Agreement”) and a License Agreement effective as of August 31, 2018 (the “License Agreement”) and have been acting in accordance with the terms of those agreements since the execution of such agreements;

WHEREAS, under the terms of the Supply Agreement, Buyer was obligated to pay Seller $960,077.32 (the “Payment”) on or before January 31, 2024 in connection with a Minimum Stated Commitment in the Supply Agreement in order to maintain certain rights and privileges Buyer has under both the License Agreement and the Supply Agreement;

WHEREAS, Buyer did not make the Payment on a timely manner and Seller and Buyer held discussions resulting in this amendment and restatement; and

WHEREAS, in order to maintain the strong and longstanding working relationship between the Parties, Seller is willing to waive the Payment and various of its other rights in connection with the Parties agreement to amend and restate the Supply Agreement as set forth herein as well as amend and restate the License Agreement on the terms set forth in such amended and restated license agreement, which agreements will be executed contemporaneously.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions. Capitalized terms used herein and not herein defined shall have the meanings set forth or referred to on Exhibit A hereto or in the Amended and Restated License Agreement.

2.    Purchase and Sale of Licensed Products; Exclusive Rights of Buyer.

2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Buyer Purchasing Parties shall purchase the Licensed Products within the Field exclusively from Seller, and Seller shall exclusively sell the Licensed Products within the Field to Buyer Purchasing Parties, at the Prices and in the quantities determined in accordance with this Agreement. The Parties shall, from time to time, amend Schedule 1 to reflect any agreed revisions to any new Licensed Products; provided, that, no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.

2.2    Terms of Agreement and Buyer’s Purchase Order Prevail; Order of Precedence. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and in any Purchase Order that are consistent with the terms and conditions of this Agreement to exclusively govern and control each of the Parties’ respective rights and obligations regarding the purchase and sale of the Licensed Products, and the Parties’ agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order supplement or conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such additional, contrary or different terms will have no force or effect. Except for such additional and contrary terms, the terms and conditions of all Purchase Orders are incorporated by reference into this Agreement for all applicable purposes hereunder. Without limitation of anything contained in this Section 2.2, any additional, contrary or different terms contained in any Purchase Order, Confirmation or any of Seller’s invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Buyer Purchasing Parties and Seller, as applicable, and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties in accordance with Section 15.9 below. In the event any terms or conditions of this Agreement conflict with the Amended and Restated License Agreement’s terms and conditions relating to the purchase and sale of the Licensed Products, the terms and conditions of this Agreement shall control. In the event any terms or conditions of this Agreement conflict with the Amended and Restated License Agreement’s terms and conditions relating to the License or otherwise to the licensing or ownership of Intellectual Property Rights, the terms and conditions of the Amended and Restated License Agreement shall control.

2.3    Exclusivity of Supply. Subject to Section 6.4, during the Term, Buyer (and Buyer Purchasing Parties, as directed by Buyer) shall have the exclusive right to purchase the Licensed Products within the Field and Seller shall not sell the Licensed Products for use within the Field to any Person other than Buyer (and Buyer Purchasing Parties, as directed by Buyer), or enter into any agreement with any Person other than Buyer or Buyer Purchasing Parties (as directed by Buyer) for the sale of, the Licensed Products within the Field.

3.    Ordering Procedure.

3.1    Purchase Orders; Forecasts. Buyer Purchasing Parties shall issue Purchase Orders to Seller in written or electronic form via e-mail or US mail. From time-to-time, Buyer Purchasing Parties may also issue Releases to Seller. For the avoidance of doubt, Buyer Purchasing Parties shall only be obligated to purchase from Seller, and Seller shall be obligated to sell to Buyer Purchasing Parties, the quantities of Licensed Products in a Purchase Order (including any related Release). Buyer Purchasing Parties will confer with Seller on forecasts and projections of its planned purchases of Licensed Products at least six (6) months in advance and will provide Purchase Orders for the Licensed Products at least 120 days in advance of Buyer Purchasing Parties’ required Delivery Date. Any such forecasts shall be within Seller’s then-current manufacturing capabilities, projections of which shall be provided to Buyer on a periodic basis throughout the Term as such capabilities change.

3.2    Acceptance, Rejection, and Cancellation of Purchase Orders. Seller shall confirm to the respective Buyer Purchasing Party the receipt of each Purchase Order issued hereunder (each, a “Confirmation”) within five (5) business days following Seller’s receipt thereof in written form via e-mail. Each Confirmation must reference the Purchase Order number, confirm acceptance of the Purchase Order or, solely if permitted under this Section 3.2, advise the Buyer Purchasing Party of Seller’s rejection of such Purchase Order, the date of acceptance or rejection and the basis for rejection, if applicable. Buyer Purchasing Parties may withdraw any Purchase Order prior to Seller’s acceptance thereof. Seller may only reject a Purchase Order if: (a) Seller has sent Buyer a Notice of termination under Section 6.4; (b) the applicable Purchase Order includes terms and conditions that supplement those contained in this Agreement, which Seller is unwilling to accept; (c) the applicable Purchase Order fails to conform with the terms and conditions of this Agreement; (d) the applicable Purchase Order (together with any other applicable Purchase Order) exceed the forecasts provided in accordance with Section 3.1; (e) the Purchase Order exceeds Seller’s then- current manufacturing capabilities; or (f) the requested Delivery Date is not within the lead times specified herein. Neither Party may cancel any previously accepted Purchase Order hereunder without the prior written consent of the other Party.

4.    Shipment, Delivery, Acceptance, Inspection; Quality Controls; and Return.

4.1    Shipment and Delivery Requirements. Seller shall use commercially reasonable efforts to assemble, pack, mark and ship Licensed Products in the quantities, by the methods, to the Delivery Locations and by the Delivery Dates, specified in this Agreement or in an applicable Purchase Order or Release. Delivery times will be measured to the time that Licensed Products are actually received at the Delivery Location. If Seller does not comply with any of its delivery obligations under this Section 4, Buyer may, in Buyer’s sole discretion and at Seller’s sole cost and expense: (a) approve a revised Delivery Date; (b) require expedited or premium shipment; or (c) cancel the applicable Purchase Order. Unless otherwise expressly agreed to by the Parties in writing, Seller may not make partial shipments of Licensed Products to Buyer Purchasing Parties.

4.2    Transfer of Title and Risk of Loss.

(a)    Title to Licensed Products shipped under any Purchase Order passes to Buyer upon the earliest to occur of (i) delivery of the Licensed Products to the Buyer Purchasing Party; (ii) the Buyer Purchasing Party’s acceptance of the Licensed Products; and (iii) delivery of the Licensed Products to the Delivery Location. Title will transfer to Buyer even if Seller has not been paid for such Licensed Products, provided that the Buyer Purchasing Party will not be relieved of its obligation to pay for Licensed Products in accordance with the terms hereof.

(b)    Notwithstanding any Purchase Order or Confirmation, risk of loss or damage to Licensed Products shipped under any Purchase Order passes to Buyer upon receipt by the Buyer Purchasing Party at the Delivery Location.

4.3    Packaging and Labeling. Seller shall use commercially reasonable efforts to pack, mark and ship Licensed Products as instructed by Buyer in writing and otherwise in accordance with applicable Law and industry standards, and shall provide the Buyer Purchasing Party with shipment documentation showing the Purchase Order number, Seller’s identification number for the subject Licensed Products, the quantities included in shipment, the number of cartons or containers in shipment, Seller’s name, the bill of lading number, and the country of origin.

4.4    Inspection; Rejected Licensed Products.

(a)    Prior to the first shipment of Licensed Products hereunder and as reasonably required throughout the Term, Seller shall provide Buyer (or other Buyer Purchasing Parties or third party laboratories, if directed by Buyer) with reasonable training concerning the testing, analysis, evaluation and inspection procedures of Licensed Products to ensure that the Licensed Products conform, in all material respects, to the specifications, standards, samples, descriptions quality requirements, performance requirements, statements of work, and fit, form and function requirements mutually agreed upon between the Parties (as set forth in the Product Warranty). The Parties agree that the specifications, standards, samples, descriptions quality requirements, performance requirements, and statements of work for KHC, a Licensed Product, are as set forth on Exhibit B attached hereto and made a part hereof. Buyer shall be solely responsible for (i) the cost of any required testing and evaluation equipment and (ii) the training of any applicable Buyer Purchasing Parties or third party laboratories.

(b)    Licensed Products are subject to Buyer Purchasing Party’s inspection and approval or rejection notwithstanding the Buyer Purchasing Party’s prior receipt of or payment for the Licensed Products. The Buyer Purchasing Party shall have a reasonable period of time, not to exceed ten (10) business days, following delivery of the Licensed Products to the Delivery Location (“Inspection Period”), to inspect all Licensed Products received under this Agreement and to inform Seller, in writing, of the Buyer Purchasing Party’s rejection of any Licensed Products and the reason for such rejection, including, without limitation, any results of testing or analysis of the Licensed Products, and shall describe such rejected Licensed Products therein (such writing a “Rejection Notice”). Following the receipt of a Rejection Notice, Seller may issue to the Buyer Purchasing Party a RA pursuant to Section 4.6 below.

(c)    Following its receipt of a Rejection Notice from Buyer Purchasing Party in accordance with Section 4.4(b), Seller shall: (i) within five (5) business days, inform Buyer in writing of the Seller’s dispute of such rejection; and (ii) at its own expense, and in consultation with Buyer, conduct good-faith testing and analyses on such Licensed Products to determine whether or not they are Nonconforming Licensed Products. If Seller’s testing and analysis finds that the Licensed Products are Nonconforming Licensed Products, Buyer shall be entitled to the remedies as outlined in Section 4.4(e) below in addition to reimbursement of any shipping and transportation costs.

(d)    If Seller determines that the Licensed Products are not Nonconforming Licensed Products, Seller shall subsequently provide to the Buyer Purchasing Party additional information and documentation regarding such testing and analyses within a reasonable period of time following such request, not to exceed fifteen (15) days. If the Parties mutually agree that the Licensed Products are not Nonconforming Licensed Products, then Buyer Purchasing Party will reimburse Seller for Seller’s reasonable costs incurred in connection with the testing and analysis. If the Parties cannot agree whether or not the Licensed Products are Noncomforming Licensed Products after working together in good faith pursuant to this Section 4.4(d), they shall resolve the dispute in accordance with Section 14. If the Parties are unable to resolve the dispute as set forth in Section 14, then Buyer may obtain an independent analysis from a third party laboratory trained to test the Licensed Products as described in Section 4.4(a) above. If such third party analysis determines that the Licensed Products are Nonconforming Products, then Seller shall reimburse Buyer for Buyer’s reasonable costs incurred in connection with the third party testing and analysis, and Buyer shall be entitled to the remedies as outlined in Section 4.4(e). If such third party analysis determines that the Licensed Products are not Nonconforming Products, then Buyer Purchasing Party will (i) reimburse Seller for Seller’s reasonable costs incurred in connection with Seller’s testing and analysis described in Section 4.4(c) and (ii) be solely responsible for the costs incurred in connection with the third party testing and analysis described in this Section 4.4(d).

(e)    If it is determined that that rejected Licensed Products constitute Nonconforming Licensed Products, Buyer may elect to: (a) require Seller, at Seller’s sole cost, to replace the rejected Nonconforming Licensed Products at the location specified by Buyer (which may include Seller’s location, Buyer’s location or the location of a third party); or (b) retain the rejected Licensed Products; in each case without limiting the exercise by Buyer of any other rights available to Buyer under this Agreement or pursuant to applicable Law.

(f)    Licensed Products that are not rejected within the Inspection Period will be deemed to have been accepted by the applicable Buyer Purchasing Party; provided, however, that the Buyer Purchasing Party’s acceptance of any Licensed Products will not be deemed to be a waiver or limitation of Seller’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Seller’s Product Warranty and Seller’s duty to indemnify Buyer.

4.5    Quality Control Measures. Buyer Purchasing Parties shall institute and undertake quality control measures with respect to their storage, shipment, handling and distribution of Licensed Products and Combination Products that comply with applicable Seller instructions, Law, and generally accepted industry standards. Seller shall have the right to audit all facilities used by Buyer Purchasing Parties to fulfill their obligations under this Section 4.5.

4.6    Return Requirements. If a Buyer Purchasing Party wishes to return Licensed Products to Seller, whether as a result of rejection pursuant to Section 4.4, withdrawal or recall pursuant to Section 9.5, or failure of Licensed Products to conform to the Product Warranty in Section 9.3, it shall request a Return Authorization (“RA”) number from Seller. Within ten (10) business days of receiving an RA number, Buyer Purchasing Party shall return the applicable Licensed Products to Seller accompanied by such RA number. Any Licensed Products returned to Seller by a Buyer Purchasing Party as authorized under this Agreement shall: (a) be shipped, properly insured, freight prepaid, DDP (per Incoterms 2010) to Seller’s facility or such other location as Seller may designate in writing, at the expense of the responsible Party pursuant to Section 4.4, 9.3, or 9.5, as applicable, (b) packed in its original packing material or the equivalent with the RA number prominently displayed, and (c) include any reasonable documentation or information requested by Seller. Seller may refuse to accept returns of any Licensed Products not packed and shipped as provided in this Section 4.6.

5.    Price and Payment; Minimum Sales Commitment.

5.1    Price. Buyer Purchasing Parties shall purchase the Licensed Products from Seller at an amount equal to Seller’s “cost” plus twenty percent (20%) (“Prices”). For purposes of calculating Prices, Seller’s “cost” shall mean all costs directly related to the production and manufacturing of the Licensed Products and include the cost of raw materials, manufacturing labor and allocation of capital equipment and overhead of the manufacturing activities, as well as costs related to packing, crating, boxing, transporting, and loading and unloading. In addition to Prices, Buyer Purchasing Parties shall also be responsible for paying any and all customs, Taxes, tariffs and duties, insurance and any other similar financial contributions or obligations associated with their purchases of Licensed Products, excluding Taxes based solely on Seller’s net income. All Prices include, and Seller is solely responsible for, all costs and expenses relating to production, manufacturing, packing, crating, boxing, transporting, and loading and unloading the Licensed Products.

5.2    Invoices. Seller shall issue a monthly invoice to the Buyer Purchasing Parties for all Licensed Products ordered in the previous month. Each invoice for Licensed Products must set forth in reasonable detail the amounts payable by the Buyer Purchasing Parties under this Agreement and contain commercially reasonable detail for such monthly invoice, as applicable, which may include, Purchase Order number, Seller’s name; carrier name; ship-to address; quantity of Licensed Products shipped; number of cartons or containers in shipment; bill of lading number; country of origin; and any other information necessary for identification and control of the Licensed Products. Buyer reserves the right to return and withhold payment due to any invoices or related documents that are inaccurate or incorrectly submitted to Buyer Purchasing Parties. The Parties shall seek to resolve any invoice disputes expeditiously and in good faith. Any payment by Buyer Purchasing Parties of an invoice is not an acceptance of any nonconforming element or terms on such invoice or the related Licensed Products.

5.3    Payment. Except for any amounts disputed by Buyer in good faith, Seller’s accurate and correctly submitted invoices will be payable within thirty (30) days following the later of: (a) the Buyer Purchasing Party’s receipt of Seller’s invoice; or (b) the Buyer Purchasing Party’s receipt of the applicable Licensed Products. Any payment by the Buyer Purchasing Party for Licensed Products will not be deemed acceptance of the Licensed Products or waive the Buyer Purchasing Party’s right to inspect. The Buyer Purchasing Parties shall make all payments in US dollars by check, wire transfer or automated clearing house to the address or account designated by Seller.

5.4    No Setoff; Contingent or Disputed Claims. All amounts are due from the Buyer Purchasing Parties to Seller without regard to any indebtedness of Seller to Buyer or any right of set-off, deduction or recoupment provided or allowed by Law. Notwithstanding the foregoing, Buyer may, upon prior written notice to Seller, set off against, and deduct and recoup from, any amounts due or to become due from Buyer to Seller, any amounts due or to become due from Seller to Buyer hereunder that are not subject to a good faith dispute. If an obligation of Seller is disputed in good faith, contingent or unliquidated, payment by the Buyer Purchasing Parties of all or any portion of the amount due may be deferred until such dispute or contingency is resolved or the obligation is liquidated. In the event of Seller’s bankruptcy, if all of the contracts (including this Agreement) between Buyer and Seller have not been promptly assumed by Seller (under applicable Law), to the extent permitted by Law, Buyer may withhold payment to Seller for Licensed Products previously delivered (via administrative hold or otherwise) until the risk of potential rejection and other losses is eliminated.

5.5    Minimum Sales Commitment. During the Term, Buyer covenants and agrees to sell the following amounts of the Licensed Products (the “Minimum Sales Commitment”) for the calendar years following the Minimum Sales Commencement Date (which occurred in 2021);:

(a)    Year 1 – (2021) (not applicable)

(b)    Year 2 - (2022) – $12 million (not applicable)

(c)    Year 3 - (2023) – $30 million (not applicable)

(d)    Year 4 - (2024) – 5 million

(e)    Year 5 - (2025) – $6 million

(f)    Year 6 - (2026) - $7.2 million

(g)    Year 7 - (2027) - $8.65 million

(h)    Year 8 - (2028) - $10.4 million

(i)    Year 9 - (2029) - $12.5 million

(j)    Year 10 - (2030) - $14.5 million

(k)    Year 11 - (2031) - $16.5 million

(l)    Year 12 - (2032) - $18.5 million

(m)    Year 13 - (2033) - $20.5 million

(n)    Minimum Sales Commitments for subsequent years, if applicable, shall be negotiated between the Parties in good faith no later than six months prior to the expiration of Year 13; if the Parties cannot agree after negotiating in good faith pursuant to this Section 5.5 and/or attempting to resolve the dispute in accordance with Section 14, then the rights of exclusivity granted in this Agreement with respect to the Licensed Products shall be converted to non-exclusive rights.

(o)    Seller hereby waives the prior obligation to make the Payment referenced in the second recital of this Agreement.

“Minimum Sales Commencement Date” means April 1, 2021.

6.    Term; Termination.

6.1    Initial Term. The term of this Agreement commences on the Effective Date and shall continue until December 31, 2033, unless it is earlier terminated pursuant to the terms of this Agreement (the “Initial Term”).

6.2    Renewal Term. Upon expiration of the Initial Term, the term of this Agreement may be renewed for additional five (5) year terms upon mutual written agreement of the Parties prior to expiration of the Initial Term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 6.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

6.3    Buyer’s Right to Terminate for Cause. Buyer may terminate this Agreement, by providing written Notice to Seller:

(a)    if Seller repudiates this Agreement and does not withdraw such repudiation within thirty (30) days following Seller’s receipt of written Notice of such breach from Buyer;

(b)    except as otherwise specifically provided under this Section 6.3, if Seller is in material breach of any material representation, warranty or covenant of Seller under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within a commercially reasonable period of time under the circumstances, in no case exceeding thirty (30) days following Seller’s receipt of written Notice of such breach from Buyer;

(c)    if Seller: (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, which is not dismissed within ninety (90) days; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(d)    if Seller fails to provide Buyer, within a commercially reasonable time after Buyer’s request (but in no case exceeding thirty (30) days after such request) with reasonable assurance of Seller’s financial and operational capability to perform timely any of Seller’s material obligations under this Agreement;

(e)    if Seller experiences a Change in Control and does not provide prior written notice to Buyer or 120 days written notice to Buyer under certain circumstances in Section 15.13 of this Agreement; or

(f)    upon the occurrence of any other event constituting grounds for termination set forth in any other sections of this Agreement (including Section 15.20).

Any termination under this Section 6.3 will be effective on Seller’s receipt of Buyer’s written Notice of termination or such later date (if any) set forth in such termination Notice. If Buyer does not terminate this Agreement upon the occurrence of any of the events described under this Section 6.3, Buyer may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law:

(i)    immediately suspend its performance under all or any part of this Agreement, without any liability of Buyer to Seller, and, at its election, seek to recover any direct damages (including attorneys’ and other professional fees and costs), expenses and losses incurred by Buyer as a result of any event described under this Section 6.3 at law in accordance with Sections 15.16 through 15.18 of this Agreement, notwithstanding any obligation to comply with Section 14 of this Agreement.

6.4    Seller’s Rights.

(a)    If the following events occur, Seller shall have the right to permanently convert Buyer’s exclusive rights to purchase the Licensed Products in the Field to non-exclusive rights by providing thirty (30) days’ written notice of such change to Buyer:

(i)    Buyer fails to achieve its Minimum Sales Commitment for any two consecutive years after December 31, 2023; and

(ii)    Buyer fails to pay additional Royalties to maintain exclusivity, as further set forth in Section 2.4 of the License Agreement; or

(b)    Seller may terminate this Agreement, by providing written Notice to Buyer:

(i)    if Buyer repudiates this Agreement and does not withdraw such repudiation within thirty (30) days following Buyer’s receipt of written Notice of such breach from Seller;

(ii)    except as otherwise specifically provided under this Section 6.4, if Buyer is in material breach of any material representation, warranty or covenant of Buyer under this Agreement or the Amended and Restated License Agreement (including Buyer’s payment obligations) and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time under the circumstances, in no case exceeding thirty (30) days following Buyer’s receipt of written Notice of such breach from Seller; or

(iii)    Buyer (A) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (B) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, which is not dismissed within ninety (90) days, (C) makes or seeks to make a general assignment for the benefit of its creditors, or (D) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

For the avoidance of doubt, if Seller exercises its right to convert Buyer’s exclusive rights to non-exclusive rights as set forth in Section 6.4(a) above, Buyer shall retain its rights to purchase the Licensed Products at the Prices.

6.5    Effect of Expiration or Termination, Cross Termination.

(a)    Wrongful Termination by Seller: If (i) Seller terminates this Agreement in manner not authorized by Section 6.4 of this Agreement; (ii) a Change in Control occurs and Buyer subsequently terminates this Agreement based on Section 6.3(a) or 6.3(b) of this Agreement, or (iii) Seller breaches this Agreement by failing to confirm and fulfill duly-issued Purchase Orders as set forth in Section 3 above resulting in termination of this Agreement, then Seller will pay to Buyer, in lieu of actual damages, liquidated damages in the amount of ten times the anticipated Minimum Royalties for each year remaining in the then-current Term of this Agreement. No other damages of any kind in connection with this Agreement or the Amended and Restated License Agreement shall be due or payable by Seller to Buyer in the event Seller is obligated to pay liquidated damages to Buyer pursuant to Section 6.5 of this Agreement.

(b)    Liquidated Damages Not a Penalty. The Parties acknowledge and agree that because of the unique nature of the Goods and the unavailability of substitute goods, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Buyer as a result of Seller's failure to deliver the Goods. It is understood and agreed by the Parties that (a) Buyer shall be damaged by failure of Seller to meet such obligations, (b) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (c) any sums which would be payable under this Section 6.5 are in the nature of liquidated damages, and not a penalty, and are fair and reasonable, and (d) each payment represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from each such failure.

(c)    Immediately upon the effectiveness of a Notice of termination delivered by Buyer to Seller hereunder (as stated in such Notice), Seller shall promptly terminate all performance under this Agreement and under any outstanding Purchase Orders.

(d)    Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i)    come into effect upon or after termination or expiration of this Agreement; or

(ii)    otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 15.4 and were incurred by the Parties prior to such expiration or earlier termination.

(e)    Subject to Buyer’s rights under Sections 2.3, upon the expiration or earlier termination of this Agreement, each Party shall:

(i)    destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information;

(ii)    permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Each Party shall destroy any such copies upon the normal expiration of its backup files; and

(iii)    upon the other Party’s written request, certify in writing to such other Party that it has complied with the requirements of this Section 6.5(c).

(f)    Notwithstanding any other provisions of this Agreement, in the event that the Amended and Restated License Agreement terminates for any reason, this Agreement shall terminate contemporaneously.

7.    Certain Obligations of Seller.

7.1    Quality.

(a)    Seller shall meet or exceed quality standards for the Licensed Products mutually agreed upon by the Parties from time to time in writing. At Buyer’s request, Seller shall furnish to Buyer test samples of Licensed Products as reasonably required by Buyer to determine if their manufacture is in accordance with the applicable specifications and quality standards mutually agreed upon by the Parties.

(b)    (i) Seller shall provide commercially reasonable support as requested by Buyer to address and correct quality concerns, and (ii) without limiting its other rights and remedies set forth herein, Buyer may hold Seller responsible for costs associated with quality issue investigation and containment to the extent attributable to a final determination that Licensed Products are Defective Licensed Products or Nonconforming Licensed Products; provided in each case that Seller shall not be required to address and correct quality concerns resulting from a Buyer Purchasing Party’s failure to undertake or exercise a quality control measure described in Section 4.5 of this Agreement or for any issues arising from the exclusions from the Product Warranty described in Section 9.3(a)(i) below.

7.2    Protection Against Supply Interruptions. Seller shall take commercially reasonable steps to manufacture, deliver and sell to Buyer an inventory bank of Licensed Products, with pricing equivalent to the pricing in effect immediately upon Seller’s becoming aware of any reasonably foreseeable or anticipated event or circumstance that could interrupt or delay Seller’s performance under this Agreement, including any labor disruption, whether or not resulting from the expiration of Seller’s labor contracts (and whether or not such occurrence constitutes a Force Majeure Event hereunder).

7.3    Duty to Advise. Seller shall promptly provide written Notice to Buyer upon becoming aware of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure or delay in delivery of Licensed Products; (b) any material defects or quality problems relating to Licensed Products; (c) any Seller Change in Control; (d) any deficiency in Buyer specifications, samples, prototypes or test results relating to this Agreement; or (e) any failure by Seller, or its subcontractors or common carriers, to comply with Law applicable to its manufacture and sale of Licensed Products within the Field pursuant to this Agreement. In addition, Seller shall promptly notify Buyer in writing of any change in Seller’s authorized Representatives, insurance coverage or professional certifications.

7.4    Seller’s Financial Condition. Seller shall promptly notify Buyer, in writing, of any and all events that have had or may have a material adverse effect (in Seller’s sole reasonable discretion) on Seller’s business or financial condition.

8.    Compliance with Laws.

8.1    Compliance. Seller shall at all times comply with all Laws applicable to its manufacture and sale of Licensed Products within the Field pursuant to this Agreement. Buyer shall at all times comply with all Laws applicable to its manufacture, marketing, labeling and sale of Licensed Products within the Field. Without limitation of the foregoing, Seller shall use commercially reasonable efforts to ensure that the Licensed Products and any related packaging, upon delivery by Seller to Buyer or a Buyer Purchasing Party, conform fully to any Law applicable to the Licensed Products in the Field. Upon Buyer’s reasonable request, Seller shall provide Buyer with (a) written certification of Seller’s compliance with Laws applicable to its manufacture and sale of Licensed Products within the Field; (b) written certification of the origin of any ingredients or materials in the Licensed Products; and (c) any additional information in its possession, custody or control regarding the Licensed Products that Buyer reasonably requires in order to comply with its obligations under applicable Law such that Buyer may comply in a timely manner with such obligations.

8.2    Permits, Licenses, and Authorizations. Seller shall obtain and maintain all Permits necessary for the exercise of its rights and performance of Seller’s obligations under this Agreement, including any Permits required for production and manufacture of the Licensed Products in the Field, and the shipment of hazardous materials, as applicable. Additionally, Seller shall reasonably assist Buyer with respect to Buyer’s obtaining and maintenance of any Permits required for the import of Licensed Products or any raw materials and other items used in the production and manufacture of the Licensed Products in the Field, and the shipment of hazardous materials, as applicable.

9.    Representations and Warranties; Product Warranty.

9.1    Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

(a)    it is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware;

(b)    it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c)    it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)    the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Seller, have been duly authorized by all necessary corporate action on the part of Seller;

(e)    the execution, delivery, and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under (i) any of Seller’s organizational documents (including, without limitation, its Certificate of Incorporation, Bylaws, Voting Agreement or Investors’ Rights Agreement, as such may be amended from time to time), (ii) any material Law; or (iii) with or without notice or lapse of time or both, the provisions of any Seller Contract;

(f)    this Agreement has been executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g)    it is in material compliance with all Laws applicable to the manufacture or sale of the Licensed Products within the Field, and has obtained all Permits that Seller is required to obtain pursuant to this Agreement for the exercise of its rights and performance of its obligations under this Agreement;

(h)    it is not insolvent; and

(i)    all financial information that it has provided to Buyer is true and accurate and fairly represents Seller’s financial condition in all material respects.

9.2    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

(a)    it is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Utah;

(b)    it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c)    it has the full right, company power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)    the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary company action on the part of Buyer;

(e)    the execution, delivery, and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Certificate of Organization and Operating Agreement, as amended from time to time), (ii) any material Law, or (iii) with or without notice or lapse of time or both, the provisions of any material Buyer Contract; and

(f)    this Agreement has been executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

9.3    Product Warranty. Seller warrants to the Buyer Purchasing Parties that (the “Product Warranty”):

(a)    for the period provided by applicable Law, or for such longer period as may be mutually agreed by the Parties, the Licensed Products manufactured by Seller will:

(i)    conform, in all material respects, to the specifications, standards, samples, descriptions, quality requirements, performance requirements, and statements of work set forth on Exhibit B for KHC, and conform, in all material respects, to the specifications, standards, samples, descriptions, quality requirements, performance requirements, and statements of work, and fit, form and function requirements for other Licensed Products mutually agreed upon by the Parties, provided that the foregoing warranty does not apply to any non-conformity of Licensed Products resulting (A) from accident, negligence or misuse on the part of anyone other than Seller; (B) from a Buyer Purchasing Party’s failure to undertake or exercise a quality control measure described in Section 4.5, or from any other handling or usage of the Licensed Products that is inconsistent with the manner agreed upon by the Parties; or (C) by alteration by any party other than the Seller. Seller’s obligations with respect to Licensed Products that do not meet the warranty contained herein is limited to those set forth in Section 4.4, provided that such Licensed Products are returned to Seller in accordance with Section 4.6 and only if Seller has made a determination (or the Parties have mutually agreed) that such Licensed Products are Nonconforming Licensed Products; or

(ii)    not infringe upon, violate or misappropriate the Intellectual Property Rights of any Person, provided that the foregoing warranty shall not apply with respect to any Licensed Products or portions or components thereof to the extent (a) not created or provided by Seller, (b) modified or adulterated after delivery by Seller, (c) stored in accordance with Seller’s instructions; (d) combined by Seller without Seller’s approval with third-party products or materials, or (e) where used in violation of this Agreement.

(b)    each of the Licensed Products will be conveyed by Seller to Buyer with good title, free and clear of all Encumbrances.

9.4    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.3, THE LICENSED PRODUCTS ARE PROVIDED “AS-IS” WITHOUT ANY OTHER WARRANTIES OF ANY KIND AND SELLER AND ITS SUPPLIERS AND SERVICE PROVIDERS HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATING TO THE PRODUCTS AND ANY SERVICES PROVIDED HEREUNDER OR SUBJECT MATTER OF THIS AGREEMENT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING LIMITATION, SELLER DOES NOT WARRANT THAT THE LICENSED PRODUCTS WILL MEET THE REQUIREMENTS OF BUYER, BUYER PARTIES, OR ANY END- USERS OF THE LICENSED PRODUCTS, OR GUARANTEE ANY RESULTS OR OUTCOMES WITH RESPECT TO THE LICENSED PRODUCTS.

9.5    Withdrawal or Recall of Licensed Products. If any Governmental Authority determines that any Licensed Products as delivered to Buyer by Seller hereunder are Defective and a recall campaign is necessary, Buyer and Seller will consult on a response in good faith, provided that Buyer will have the right to implement such recall campaign and return Defective Licensed Products to Seller or destroy such Licensed Products, as determined by Buyer in its reasonable discretion, at Seller’s sole cost and risk. If a recall campaign is implemented in accordance with this Section 9.5, at Seller’s sole cost, Seller shall promptly replace any Defective Licensed Products and provide such replacement Licensed Products to Buyer or Buyer’s designee or, if such replacement is beyond Seller’s then-current manufacturing capabilities, refund to Buyer the payment attributable to such Defective Licensed Products. Seller will be liable for all of Buyer’s costs associated with any recall campaign if such recall campaign is based upon a reasonable determination that the Licensed Products are Defective. Where a recall campaign is implemented in accordance with this Section 9.5, Seller shall pay all reasonable expenses associated with determining whether a recall campaign is necessary. For clarity, in the event that any recall is as a result of (a) the Combination Product and not attributable to the Licensed Product as delivered to Buyer hereunder or (b) the result of a Buyer Purchasing Party’s failure to undertake or exercise a quality control measure described in Section 4.5, Buyer will be liable for all of Buyer’s costs associated with any recall campaign, including all reasonable expenses associated with determining whether a recall campaign is necessary.

10.    Indemnification.

10.1    Indemnification. Subject to the terms and conditions of this Agreement, each Party (as an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and their Representatives, officers, directors, members, managers employees, agents, affiliates, successors and permitted assigns (collectively, “Indemnified Parties”) against any and all Losses relating to any third-party Claim or any direct Claim against Indemnifying Party arising out of or resulting from:

(a)    a material breach of any of Indemnifying Party’s representations or warranties set forth in Sections 9.1 or 9.2 (as applicable) of this Agreement.

(b)    any grossly negligent or more culpable act or omission of Indemnifying Party or any of its Representatives (including any recklessness or willful misconduct) in connection with Indemnifying Party’s performance under this Agreement;

(c)    any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Indemnifying Party or any of its Representatives;

(d)    any failure by Indemnifying Party or its Personnel to materially comply with any applicable Laws;

(e)    an allegation that any of Indemnifying Party’s Intellectual Property used in the design or production of the Licensed Products, or that is embodied in the Licensed Products, infringes any Intellectual Property Right of a third party; or

(f)    any failure by Indemnifying Party or its Personnel to comply with Seller instructions, Law, or generally accepted industry standards applicable to the use, labeling, storage, handling, marketing, promotion, import, export, sale or distribution of Licensed Products.

10.2    Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any Claim or corresponding Losses (a) unless the Indemnifying Party is given prompt notice, full cooperation and control of defense and settlement or (b) resulting directly from, in whole or in part, Indemnified Party’s or its Affiliates or Representatives or their Personnel’s:

(a)    negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b)    failure to materially comply with any of its obligations set forth in this Agreement or applicable Law.

11.    NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12.    Intellectual Property.

12.1    Ownership. Except as otherwise set forth in the Amended and Restated Licensing Agreement, each of the Parties acknowledges and agrees that:

(a)    each Party retains exclusive ownership of its Background Intellectual Property Rights;

(b)    Buyer does not transfer to Seller any of Buyer’s Background Intellectual Property Rights;

(c)    Seller does not transfer to Buyer any of Seller’s Background Intellectual Property Rights; and all New Intellectual Property will be owned by Buyer, as set forth in the Amended and Restated License Agreement.

12.2    Prohibited Acts. Each of the Parties shall not:

(a)    take any action that may interfere with the other Party’s Intellectual Property Rights, including such other Party’s ownership or exercise thereof;

(b)    challenge any right, title or interest of the other Party in such other Party’s Intellectual Property Rights without cause;

(c)    make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property Rights without cause;

(d)    register or apply for registrations, anywhere in the world, the other Party’s Trademarks or any other Trademark that is confusingly similar to such other Party’s Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;

(e)    use any mark, anywhere, that is confusingly similar to the other Party’s Trademarks; or

(f)    misappropriate any of the other Party’s Trademarks for use as a domain name without such other Party’s prior written consent.

13.    Confidentiality.

13.1    Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business, technical, financial or legal affairs, goods and services (including any forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” collectively constitutes “Confidential Information” hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(a)    is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;

(b)    is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)    was rightfully known by or in the possession of the Receiving Party or its Representatives without restriction prior to being disclosed by or on behalf of the Disclosing Party; or

(d)    was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

13.2    Protection of Confidential Information. The Receiving Party shall, during the Term of this Agreement and continuing until such Confidential Information falls into one of the exceptions set forth in Section 13.1(a) – (d) above:

(a)    protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)    not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)    not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. If required by Law, the Receiving Party may disclose Confidential Information of the Disclosing Party, but will give adequate prior notice of such disclosure to the Disclosing Party to permit the Disclosing Party to intervene and to request protective orders or other confidential treatment therefor. On the expiration or earlier termination of this Agreement, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to Section 6.5(c), promptly destroy all Confidential Information and copies thereof that it has received under this Agreement.

14.    Dispute Resolution. Within thirty (30) days after the Effective Date, Buyer and Seller shall each name two (2) individuals to act as their respective representatives for the purpose of settling of issues, disputes or disagreements between the Parties, which representatives shall have authority to negotiate and settle any such issues, disputes or disagreements (“Dispute Resolution Representatives”). Each Party may substitute one or more of its representatives, from time to time in its sole discretion, effective upon Notice to the other Party of such change. Through their respective Dispute Resolution Representatives, the Parties shall use their good faith efforts to resolve such issues, disputes and disagreements to the mutual agreement of the Parties. If the Dispute Resolution Representatives are deadlocked on any approval, decision, dispute or other action, the deadlocked matter will be referred for resolution to an officer of Seller and an officer of Buyer with the corporate authority to resolve the dispute. If the officers do not resolve the matter within thirty (30) days, each Party may, subject to the terms of this Agreement, seek all other remedies available to it.

15.    Miscellaneous.

15.1    Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

15.2    Relationship of the Parties. The relationship between Seller and Buyer is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

15.3    Entire Agreement. This Agreement and the Amended and Restated License Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

15.4    Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; and (b) Sections 10, 11, 12 and 13 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

15.5    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Seller:                   6550 South Millrock Drive, Suite G50

                                             Salt Lake City, Utah 84121

                                             Facsimile: 615-676-9696

                                             Email: rob@clene.com

                                             Attention: Rob Etherington, CEO

With a Copy To:                  Clene Nanomedicine, Inc.

                                             500 Principio Parkway West, Suite 400

                                             North East, Maryland 21901

                                             Email: jerry@clene.com

                                             Attention: Jerry Miraglia, General Counsel

Notice to Buyer:                  9850 S. 300 W., Sandy, UT 84070

                                             Facsimile: 801-562-3611

                                             Email: Danny@4life.com

                                             Attention: Danny Lee, CEO

                                             Attention: TJ Fund, EVP & CLO

15.6    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

15.7    Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

15.8    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.9    Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized Representative of each Party.

15.10    Waiver.

(a)    No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right.

(b)    Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any prior, concurrent or future occasion.

(c)    None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i)    any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii)    any act, omission or course of dealing between the Parties.

15.11    Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

15.12    Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Sections 2.3, 12 and 13 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 15.12.

15.13    Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, except that a Seller Change in Control shall not constitute an assignment or delegation for purposes of this Agreement and Seller may so assign and delegate to a successor in a Change in Control so long as Seller has provided prior written notice to Buyer. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

15.14    Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

15.15    No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 15.15, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate each Indemnified Party as a third-party beneficiary of Section 10.1.

15.16    Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

15.17    Choice of Forum. Subject to compliance with Section 14, each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than U.S. District Court for the District of Utah or, if such court does not have subject-matter jurisdiction, the courts of the State of Utah sitting in Salt Lake County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in U.S. District Court for the District of Utah or, if such court does not have subject-matter jurisdiction, the courts of the State of Utah sitting in Salt Lake County. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

15.18    Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

15.19    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15.20    Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, not attributable to such Party’s fault or negligence, and that by its nature was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”) provided that the delayed Party: (i) gives the other Party prompt notice of such cause, and (ii) uses its commercially reasonable efforts promptly to correct such failure or delay in performance. Seller’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not excuse performance by Seller under this Section 15.20. In the event that any Force Majeure Event lasts sixty (60) days or longer, Buyer may, at its option require Seller to take commercially reasonable steps to manufacture, deliver and sell to Buyer an inventory bank of Licensed Products, with pricing equivalent to the pricing in effect immediately prior to the applicable Force Majeure Event. If the delay attributable to a Force Majeure Event lasts more than sixty (60) days, Buyer may immediately terminate this Agreement under the terms of Sections 6.3 and 6.5. The rights granted to Seller with respect to excused delays under this Section 15.20 are intended to limit Seller’s rights under theories of force majeure, commercial impracticability, impracticability or impossibility of performance, or failure of presupposed conditions or otherwise, including any rights arising under Section 2-615 or 2-616 of the UCC.

15.21    Seller may perform its obligations under this Agreement itself or through an Affiliate, including but not limited to Dorbital, Inc., a Delaware corporation that is wholly owned by Seller, provided Seller will remain liable for the acts and omissions of any such Affiliate.

15.22    No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party shall either:

(a)    make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the other Party or its business unless:

(i)    it has received the express written consent of the other Party, or

(ii)    it is required to do so by Law; or

(b)    use any of the other Party’s Trademarks without the prior written consent of the other Party.

The Parties hereto have executed this Agreement as of the date first set forth above.

SELLER:
CLENE NANOMEDICINE, INC.,
a Delaware corporation

By:	/s/ Rob Etherington
Name:	Rob Etherington
Title:	CEO

BUYER:
4LIFE RESEARCH, LLC,
a Utah Limited Liability Company

By:	/s/ TJ Fund
Name:	TJ Fund
Title:	EVP & CLO

SCHEDULE 1

Licensed Products

Low concentrations of metallic silver or gold in water, and other similar low-concentration metal products made utilizing Clene’s Electrical Techniques.

EXHIBIT A

DEFINITIONS

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition of Affiliate, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity, voting share participation or other interest with the power to direct the management and the policies of such non-corporate entities.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Background Intellectual Property Rights” means Buyer’s Background Intellectual Property Rights or Seller’s Background Intellectual Property Rights, as applicable.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Salt Lake City are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Contracts” means all contracts or agreements to which Buyer is a party or to which any of its material assets are bound.

“Buyer’s Background Intellectual Property Rights” means Buyer’s Intellectual Property created, conceived, or developed either before the Effective Date or outside the scope of the License Agreement.

“Buyer’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Buyer, including all New Intellectual Property and any of Buyer’s Background Intellectual Property Rights used in the design, production, and manufacturing of the Combination Products.

“Buyer Purchasing Party” or “Buyer Purchasing Parties” means (a) an affiliate of Buyer, including, but not limited to BioMedical Research Labratories, LLC, or (b) Buyer’s third party manufacturing vendors that have been mutually agreed upon by the Parties.

“Change in Control” shall have the meaning specified in the License Agreement.

“Claim” means any Action brought against a Person by a third party.

“Confidential Information” has the meaning set forth in Section 13.1.

“Confirmation” has the meaning set forth in Section 3.2.

“Defective” means not conforming to the Product Warranty under Section 9.3(a)(i).

“Defective Licensed Products” means Licensed Products shipped by Seller to Buyer pursuant to this Agreement that are Defective.

“Delivery Date” means the delivery date for Licensed Products ordered hereunder that is in a Purchase Order, which must be a Business Day no less than 120 days following delivery of the applicable Purchase Order to Seller.

“Delivery Location” means the street address within the Territory for delivery of the Licensed Products specified in the applicable Purchase Order.

“Disclosing Party” has the meaning set forth in Section 13.1.

“Effective Date” means the date first set forth in the preamble of this Agreement.

“Electrical Techniques” shall have the meaning specified in the Amended and Restated License Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Field” shall have the meaning specified in the Amended and Restated License Agreement.

“Force Majeure Event” has the meaning set forth in Section 15.20.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

“Indemnified Parties” has the meaning set forth in Section 10.1.

“Indemnifying Party” has the meaning set forth in Section 10.1.

“Initial Term” has the meaning set forth in Section 6.1.

“Inspection Period” has the meaning set forth in Section 4.4.

“Intellectual Property” means Buyer’s Intellectual Property or Seller’s Intellectual Property, as applicable.

“Intellectual Property Rights” means all industrial and other intellectual property or proprietary rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

“License” means the exclusive, royalty bearing, worldwide license to the Licensed Products which is more fully described in the Amended and Restated License Agreement.

“Amended and Restated License Agreement” means that license agreement of even date herewith between Buyer and Seller executed simultaneously with this Agreement, and which further defines rights and obligations of the Parties.

“Licensed Products” shall have the meaning specified in the Amended and Restated License Agreement.

“Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party.

“Major International Markets” means the following markets of Buyer: South Korea, Ecuador, Mexico, Philippines, Spain, Malaysia, Indonesia, Colombia, Germany, Peru, Hong Kong/China, Russia, Japan and the Dominican Republic.

“Minimum Sales Commencement Date” has the meaning set forth in Section 5.5.

“Minimum Sales Commitment” has the meaning set forth in Section 5.5.

“New Intellectual Property” shall have the meaning specified in the Amended and Restated License Agreement.

“Nonconforming Licensed Products” means any Licensed Products received by Buyer from Seller that: (a) do not conform to the Licensed Products listed in the applicable Purchase Order; (b) do not materially conform to the specifications for the Licensed Products; (c) are otherwise Defective; or (d) exceed the quantity of Licensed Products ordered by Buyer pursuant to this Agreement or any Purchase Order, unless such conditions result from a Buyer Purchasing Party’s failure to undertake or exercise a quality control measure described in Section 4.5, from accident, negligence or misuse on the part of anyone other than Seller, or from any alteration or other handling or usage of the Licensed Products that is inconsistent with the manner agreed upon by the Parties. Where the context requires, Nonconforming Licensed Products are deemed to be Licensed Products for purposes of this Agreement.

“Notice” has the meaning set forth in Section 15.5.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” shall have the meaning specified in the Amended and Restated License Agreement.

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained or required to be obtained, from any Governmental Authority.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

“Personnel” of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

“Price” has the meaning set forth in Section 5.1.

“Product Warranty” has the meaning set forth in Section 9.3.

“Purchase Order” means Buyer’s purchase order for Licensed Products issued to Seller hereunder, which may, among other things, specify items such as: (a) the Licensed Products to be purchased; (b) the quantity of each of the Licensed Products ordered; (c) the requested Delivery Date; (d) the billing address; and (e) the Delivery Location. For the avoidance of doubt, any references to Purchase Orders hereunder also include any applicable Releases.

“Receiving Party” has the meaning set forth in Section 13.1.

“Release” means a document issued by Buyer to Seller pursuant to a Purchase Order that identifies (to the extent not specified in the original Purchase Order) the quantities of Licensed Products constituting Buyer’s requirements or otherwise to be included in a particular order, the Delivery Locations and requested Delivery Dates for such Licensed Products.

“Renewal Term” has the meaning set forth in Section 6.2.

“Representatives” means a Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors and permitted assigns.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Contracts” means all contracts or agreements to which Seller is a party or to which any of its material assets are bound.

“Seller’s Background Intellectual Property Rights” means Seller’s Intellectual Property created, conceived, or developed either before the Effective Date or outside the scope of the Amended and Restated License Agreement, including the Licensed Patents, the Licensed Know-How, and the Licensed Products.

“Seller’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Seller, including any of Seller’s Background Intellectual Property Rights used in the design, production, and manufacturing of the Licensed Products, and any Enhancements or derivatives created therefrom. For the avoidance of doubt, Seller’s Intellectual Property does not include New Intellectual Property.

“Taxes” means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Term” has the meaning set forth in Section 6.2.

“Territory” means the US, and its territories and possessions.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

“UCC” means the Uniform Commercial Code, as adopted in the State of Utah.

“US” means the United States of America.

EXHIBIT B

SPECIFICATIONS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. We agree to furnish supplementally a copy of such omitted materials to the SEC upon request.]